RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433

Pricing Supplement Dated May 14, 2015 To the Product Prospectus Supplement No. TP-1, dated May 14, 2015, and the Prospectus Supplement and Prospectus, Each Dated April 30, 2015	$400,000 Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the common stock of Twitter, Inc. (the “Reference Stock”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement. The Notes will not be listed on any securities exchange.

The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated May 14, 2015, on page S-1 of the prospectus supplement dated April 30, 2015, and “Selected Risk Considerations” beginning on page P9 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	May 14, 2015	Principal Amount:	$1,000 per Note
Issue Date:	May 19, 2015	Maturity Date:	May 18, 2017
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below.
Valuation Date	May 15, 2017	Contingent Coupon Rate:	10.00% per annum
Initial Stock Price:	$37.33, which was the closing price of the Reference Stock on the trade date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Call Stock Price:	$37.33, which is 100% of the Initial Stock Price.
Trigger Price and Coupon Barrier:	$22.40, which is 60% of the Initial Stock Price, rounded to two decimal places.
Contingent Coupon:
If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price is less than the Trigger Price.
If the Final Stock Price is less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return)
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of the Reference Stock.

Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing price of the Reference Stock is equal to or greater than the Call Stock Price on any Observation Date on or after November 16, 2015.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
CUSIP:	78012KEH6
	Per Note	Total
Price to public	100.00%	$400,000.00
Underwriting discounts and commissions	1.50%	$6,000.00
Proceeds to Royal Bank of Canada	98.50%	$394,000.00
The initial estimated value of the Notes as of the date of this pricing supplement is $966.34 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $15.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $15.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P15 below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the common stock of Twitter, Inc. (the “Reference Stock”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series G

Trade Date:	May 14, 2015

Issue Date:	May 19, 2015

Term:	Approximately two (2) years

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•     If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•     If the closing price of the Reference Stock is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	10.00% per annum

Observation Dates:	Quarterly on August 14, 2015, November 16, 2015, February 16, 2016, May 16, 2016, August 15, 2016, November 14, 2016, February 14, 2017 and the Valuation Date.

Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on August 19, 2015, November 19, 2015, February 19, 2016, May 19, 2016, August 18, 2016, November 17, 2016, February 17, 2017 and the Maturity Date.

Call Feature:	If, on any Observation Date on or after November 16, 2015, the closing price of the Reference Stock is equal to or greater than the Call Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date on or after November 16, 2015, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

RBC Capital Markets, LLC
P2

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

Valuation Date:	May 15, 2017

Maturity Date:	May 18, 2017

Initial Stock Price:	$37.33, which was the closing price of the Reference Stock on the trade date.

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

Call Stock Price:	$37.33, which is 100% of the Initial Stock Price.

Trigger Price and Coupon Barrier:	$22.40, which is 60% of the Initial Stock Price, rounded to two decimal places.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Reference Stock:

•     If the Final Stock Price is greater than or equal to the Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•     If the Final Stock Price is below the Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:

$1,000 + ($1,000 x Underlying Return)

The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the trade date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Reference Stock below the Trigger Price.

Underlying Return:	Final Stock Price – Initial Stock Price Initial Stock Price

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC
P3

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2, P3 and P4 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P4

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated May 14, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and in the product prospectus supplement dated May 14, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Product Prospectus Supplement dated May 14, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915004006/m514150424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
P5

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

HYPOTHETICAL EXAMPLES
The examples below are based on the following terms:

Hypothetical Initial Stock Price:	$100.00*
Hypothetical Trigger Price and Coupon Barrier:	$60.00, which is 60% of the hypothetical Initial Stock Price
Hypothetical Call Stock Price:	$100.00, which is 100% of the Initial Stock Price
Contingent Coupon Rate:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon Amount:	$25.00 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Stock Price.  The actual Initial Stock Price is set forth on the cover page of this pricing supplement.

In Examples 1 and 2, the hypothetical closing price of the Reference Stock is greater than or equal to the hypothetical Call Stock Price on one of the Observation Dates after the first Observation Date.  Because the hypothetical closing price of the Reference Stock is greater than or equal to the hypothetical Call Stock Price on one of the Observation Dates after the first Observation Date, the Notes are automatically called.  In Examples 3 and 4, the hypothetical closing price of the Reference Stock on the Observation Dates after the first Observation Date is less than the Call Stock Price, and, consequently, the Notes are not automatically called.

Example 1
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$105	$25.00	N/A
#2	$110	—*	$1,025.00
#3-7	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A

* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of the Reference Stock is greater than or equal to the Call Stock Price.

▪
In Example 1, the Notes are automatically called following the second Observation Date, as the closing price of the Reference Stock on the second Observation Date is greater than the Call Stock Price. As the closing price of the Reference Stock on the first Observation Date is greater than the Coupon Barrier, you receive the Contingent Coupon of $25.00 with respect to that Observation Date. However, the Notes cannot be automatically called on the first Observation Date. The total payments on the Notes would be $1,050.00.

In this example, the Call Feature limits the term of your investment to approximately six months.

RBC Capital Markets, LLC
P6

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

Example 2
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$95	$25.00	N/A
#2	$82	$25.00	N/A
#3	$71	$25.00	N/A
#4	$59	$0.00	N/A
#5	$78	$25.00	N/A
#6	$101	—*	$1,025.00
#7	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A

* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of the Reference Stock is greater than or equal to the Call Stock Price.

▪
In Example 2, the Notes are automatically called following the sixth Observation Date, as the closing price of the Reference Stock on the sixth Observation Date is greater than the Call Stock Price. As the closing price of the Reference Stock on the first three and the fifth Observation Dates is greater than the Coupon Barrier, you receive the Contingent Coupon of $25.00 with respect to each of those Observation Dates. As the closing price of the Reference Stock on the fourth Observation Date is less than the Coupon Barrier, you do not receive a Contingent Coupon with respect to the fourth Observation Date. Following the sixth Observation Date, you receive a payment of $1,025.00, which includes the Contingent Coupon with respect to the sixth Observation Date. The total payments on the Notes would be $1,125.00.

In this example, the Call Feature limits the term of your investment to approximately eighteen months.

Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Stock Price of the Reference Stock.

Example 3
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called
#1-7	Various prices, all less than the Coupon Barrier	$0	N/A
Valuation Date	$55	$0	N/A
Payment at Maturity	$550.00

▪
In Example 3, the closing price of the Reference Stock remains below the Coupon Barrier throughout the term of the Notes.  As a result, you do not receive any Contingent Coupons during the term of the Notes.  As the Final Stock Price is less than the Trigger Price, at maturity, you are fully exposed to the decline in the Reference Stock and the amount of cash that you receive will be significantly less than the principal amount of the notes.

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

Example 4
Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called
#1-7	Various prices, all less than the Coupon Barrier	$0	N/A
Valuation Date	$68	$0	N/A
Payment at Maturity	$1,000.00

▪
In Example 4, the closing price of the Reference Stock decreases to a Final Stock Price of $68.  Although the Final Stock Price is less than the Coupon Barrier, because the Final Stock Price is still not less than the Coupon Barrier, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date.  Your payment at maturity would be:

$1,000 + $25.00 = $1,025.00

In this example, although the Final Stock Price represents a 32% decline from the Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,025.00 per Note at maturity.

RBC Capital Markets, LLC
P8

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Reference Stock between the trade date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price on the Valuation Date is less than the Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the trade date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date on or after November 16, 2015, the closing price of the Reference Stock is equal to or greater than the Call Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing price of the Reference Stock on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes.  Generally, the non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon for the final Observation Date on the maturity date, you will also incur a loss of principal, because the Final Stock Price will be less than the Trigger Price.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stock. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

•
Reinvestment Risk — If your Notes are redeemed early, the term of the Notes may be as short as approximately six months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank's senior unsecured debt securities.  As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank's ability to repay its obligations at that time.  This will be the case even if the price of the Reference Stock increases after the Trade Date.  No assurance can be given as to what our financial condition will be during the term of the Notes.

RBC Capital Markets, LLC
P9

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

•
The Common Stock of Twitter, Inc. Has Limited Historical Information — Twitter, Inc. commenced trading on November 7, 2013.  Because it has limited trading history, your investment in the Notes linked to Twitter, Inc. may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between Twitter, Inc. and RBCCM, and RBCCM Is Not Responsible for any Disclosure by Twitter, Inc. — We are not affiliated with Twitter, Inc.  However, we and our affiliates may currently, or from time to time in the future engage in business with Twitter, Inc.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stock.  Twitter, Inc. is not involved in this offering, and has no obligation of any sort with respect to your Notes.  Twitter, Inc. has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stock, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the Reference Stock, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.

RBC Capital Markets, LLC
P10

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public - The initial estimated value set forth on the cover page does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments —The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC
P11

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

INFORMATION REGARDING THE REFERENCE STOCK

The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Stock with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the historical performance of the Reference Stock set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P12

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

Twitter, Inc.

Twitter, Inc. provides online social networking and microblogging service. The company offers users the ability to follow other users’ activity and to read and post tweets. The company serves customers worldwide.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1418091. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “TWTR.”

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for the fourth calendar quarter of 2013,* for the four calendar quarters of 2014, for the first calendar quarter of 2015 and for the period from April 1, 2015 to May 14, 2015.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
11/7/2013	12/31/2013	74.73	38.80	63.65
1/1/2014	3/31/2014	70.43	43.31	46.67
4/1/2014	6/30/2014	47.59	29.51	40.97
7/1/2014	9/30/2014	53.64	35.95	51.58
10/1/2014	12/31/2014	55.99	34.62	35.87
1/1/2015	3/31/2015	51.87	35.54	50.08
4/1/2015	5/14/2015	53.49	36.52	37.33

* The Reference Stock began trading publicly on November 7, 2013.  Accordingly, the “High” and “Low” data indicated do not reflect complete data for the fourth calendar quarter of 2013, and there is limited performance history for the Reference Stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

The graph below illustrates the performance of the Reference Stock from November 7, 2013, which was the first day on which the Reference Stock was publicly traded, to May 14, 2015, based on the Initial Stock Price of $37.33, which was the closing price of the Reference Stock on May 14, 2015. The red line represents the Coupon Barrier and Trigger Price of $22.40, which is equal to 60% of the closing price on May 14, 2015.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on May 19, 2015, which is the third (3rd) business day following the trade date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated April 30, 2015. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Common Stock of Twitter, Inc., Due May 18, 2017

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.

RBC Capital Markets, LLC
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